Exhibit 10.22
RESTRICTED STOCK AGREEMENT
     AGREEMENT made as of the 16th day of January, 2006, between FBL Financial Group, Inc., an Iowa corporation (the “Company”), and ___ (“Employee”).
     1. Award.
          (a) Shares. Pursuant to the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan (the “Plan”), ___shares (the “Restricted Shares”) of the Company’s common stock, without par value (“Stock”), shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.
          (b) Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement. The issuance of the Restricted Shares is, in the sole discretion of the Board of Directors’ Management Development and Compensation Committee which administers this agreement (the “Committee”), subject to approval of shareholders of the Company before the date of vesting of any benefits under this agreement. If such approval is required by the Committee and is not granted by the shareholders, any Restricted Shares issued shall be forfeited and shall no longer be outstanding for any purpose.
          (c) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.
     2. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
          (a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason other than (i) normal or early retirement as defined in the Company’s defined benefit plan, (ii) death or (iii) disability as determined by the Company, or except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
          (b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares on the Lapse Date in accordance with the following schedule:

Exhibit 10.22
Lapse Date:
Date of public announcement of Company’s audited financial results for calendar year 2008.
Restricted Stock Agreement Earnings Per Share (RSAEPS)
RSAEPS means earnings per common share, as reported in the FBL Consolidated Statement of Income, net of realized gains or losses on investments, prepayment fees from mortgage loans and bond calls, FAS 91 income adjustments and other changes in accounting principles that impact the 2008 Consolidated Statement of Income that are not now contemplated in determining the RSAEPS.
Restricted Stock Agreement Return on Equity (RSAROE)
RSAROE means the percentage return on equity, as computed by dividing operating income (net income as found in the FBL Consolidated Statement of Income for the year ended December 31, 2008, adjusted to eliminate the impact of realized gains and losses on investments and net of prepayment fees from mortgage loans and bond calls, FAS 91 income adjustments and other changes in accounting principles that impact operating income that are not now contemplated in determining the RSAROE) by the average of total stockholders’ equity at the end of each of the five calendar quarters ending December 31, 2008.
Employee agrees that the Committee has established a percentage of the Restricted Stock Award to be governed by RSAEPS goals and RSAROE goals, respectively, and the minimum and maximum 2008 RSAEPS goals and RSAROE goals for the purposes of this Agreement, as found in Exhibit A to this Agreement.
Percentage of Number of Restricted Shares Awarded Pursuant to RSAEPS Goals to Which Forfeiture Restrictions Lapse:

If RSAEPS for 2008 equal or exceed the maximum RSAEPS goal:	100%
If RSAEPS for 2008 are less than the minimum RSAEPS goal:	0%
If RSAEPS for 2008 are at least the minimum RSAEPS goal (“A”) but less than the maximum RSAEPS goal (“B”), the percentage of the total number of Restricted Shares to which Forfeiture Restrictions lapse will be calculated according to the following formula:
(RSAEPS – A)/(B – A)
Percentage of Number of Restricted Shares Awarded Pursuant to RSAROE Goals to Which Forfeiture Restrictions Lapse:

If RSAROE for 2008 equal or exceed the maximum RSAROE goal:	100%
If RSAROE for 2008 are less than the minimum RSAROE goal:	0%

Exhibit 10.22
If RSAROE for 2008 is at least the minimum RSAROE goal (“X”) but less than the maximum RSAROE goal (“Y”), the percentage of the total number of Restricted Shares to which the Forfeiture Restrictions lapse will be calculated according to the following formula:
(RSAROE – X)/(Y – X)
Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the occurrence of a Change in Control (as such term is defined in the Plan). If Employee’s employment with the Company is terminated before the Lapse Date by reason of death, the Forfeiture Restrictions shall immediately lapse as to a prorata portion of the Restricted Shares. The prorata portion shall be measured by months elapsed from the date of this Agreement to the date of death, as compared to 36 months. If Employee’s employment with the Company is terminated before the Lapse Date by reason of disability (as determined by the Company) or retirement as defined in the Plan, the Forfeiture Restrictions shall lapse on the Lapse Date as to a prorata portion of the Restricted Shares which would be available to Employee on the Lapse Date (according to the schedule above) had Employee not terminated employment. The prorata portion shall be measured by months elapsed from the date of this Agreement to termination of employment, as compared to 36 months. In the event Employee’s employment is terminated for any other reason, the Committee or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the Lapse Date.
          (c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement. As required by the Plan, the certificate shall bear a legend reading as follows: “The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan and in a Restricted Stock Agreement dated January 16, 2006. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of FBL Financial Group, Inc.” The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. Upon request of the Committee or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee for the shares upon which Forfeiture Restrictions lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any

Exhibit 10.22
shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.
     3. Withholding of Tax. To the extent that the receipt of the Restricted Shares, dividends paid upon the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.
     4. Status of Stock. Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.
     5. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.
     6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares. By execution of this Agreement, Company affirms that the Committee has waived the provisions of Section 10(i) of the Plan which would otherwise require automatic forfeiture of all shares of Restricted Stock still subject to restrictions upon termination of Employee’s employment, and has substituted therefore the provisions stated in Paragraphs 2(a) and 2(b), above.
     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.

Exhibit 10.22
     IN WITNESS WHEREOF , the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

FBL FINANCIAL GROUP, INC.
By:

(name and title)

Employee

Please Initial Appropriate Item (One of the lines must be initialed):

___	I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

___	I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me.*

*	I acknowledge that the Company has suggested that before this line is initialed that I check with a tax consultant of my choice.

Exhibit 10.22
EXHIBIT A
The restricted stock grant represented by the attached agreement is divided into two components; ___% of the grant is subject to the RSAEPS goals referenced below, and ___% of the grant is subject to the RSAROE goals referenced below.
Restricted Stock Agreement Earnings Per Share (as defined in Paragraph 2(b) of the Restricted Stock Agreement, “RSAEPS”) goals for calendar year 2008:
The Management Development and Compensation Committee of FBL Financial Group, Inc., for purposes of the 2006 Restricted Stock grants made in January 2006, has determined RSAEPS goals for calendar year 2008 to be:

Minimum RSAEPS goal:	$___
Maximum RSAEPS goal:	$___
Restricted Stock Agreement Return on Equity (as defined in Paragraph 2(b) of the Restricted Stock Agreement, “RSAROE”) goals for calendar year 2008:
The Management Development and Compensation Committee of FBL Financial Group, Inc., for purposes of the 2006 Restricted Stock grants made in January 2006, has determined RSAROE goals for calendar year 2008 to be:

Minimum RSAROE goal:	___%
Maximum RSAROE goal:	___%